Exhibit 99.1
[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation Releases Second Quarter Results for Fiscal Year 2007
(JACKSON, MICHIGAN)-February 14, 2007- Electronic Design and Manufacturing Service (EMS) provider Sparton Corporation (NYSE:SPA) announced its fiscal 2007 Second Quarter results.
Sales for the three months ended December 31, 2006, totaled $53,056,000, an increase of $15,363,000 (40.8%) from the same quarter last year. Sales for the six months ended December 31, 2006, totaled $101,373,000, an increase of $26,374,000 (35.7%) from the same period last year. Medical/scientific instrumentation sales increased significantly for both periods compared to the prior year, primarily due to the inclusion of the Company’s newest subsidiary, Sparton Medical Systems, Inc. (SMS), formerly Astro Instrumentation, Inc. Aerospace and industrial sales were also greater than the prior year for both periods. Government sales were below the prior year for both periods, as redesign and rework of existing sonobuoys was incurred to address issues from failed drop tests which occurred during the first quarter of fiscal 2007.
An operating loss of $831,000 was reported for the three months ended December 31, 2006, compared to an operating loss of $3,000 for the three months ended December 31, 2005. An operating loss of $4,339,000 was reported for the six months ended December 31, 2006, compared to an operating loss of $2,418,000 for the six months ended December 31, 2005. The primary reason for the reduction in gross profit from the prior year was the impact of redesign and rework of the failed sonobuoy drop tests. For the three months and six months ended December 31, 2006, there were approximately $5.5 million and $9.3 million, respectively, of sonobuoy sales with no or minimal margin. Reflected in gross profit for the six months ended December 31, 2006 and 2005 were charges of $1.9 million and $0.7 million, respectively, resulting from changes in estimates, primarily related to design and production issues on certain sonobuoy programs. The programs are loss contracts and the Company recognized the entire estimated losses as of December 31, 2006 and 2005. With the additional rework, government sales and related margins for the remainder of fiscal 2007 will be negatively impacted. Since September 2006, all sonobuoy lots presented have been accepted and while the Company’s margins continue to be affected by the loss contracts, as described above, the sonobuoys related to these loss contracts are expected to be completed and shipped by May 2007. As of December 31, 2006, the backlog of government contracts with no or minimal margins was approximately $26.4 million.
The increase in selling and administrative expenses primarily relates to the inclusion of costs related to SMS, as well as minor increases in various categories, such as wages, employee benefits, insurance, and other items. Other income (expense)-net included expense for the three months and six months ended December 31, 2006 of $279,000 and $260,000, respectively, compared to income of $54,000 and $277,000 for the same periods in the prior year due to translation adjustments, along with gains and losses from foreign currency transactions. As a result of the change in fiscal 2007’s estimated effective tax rate from the first quarter’s 32% to the year-to-date period’s 25%, approximately $253,000 of reduced tax benefit was recognized in the quarter ended December 31, 2006, that related to the previous three months ended September 30, 2006.

Due to the factors described above, the Company reported a net loss of $1,378,000 ($(0.14) per share, basic and diluted) and $3,842,000 ($(0.39) per share, basic and diluted) for the three months and six months ended December 31, 2006, respectively. This compares with net income of $202,000 ($0.02 per share, basic and diluted) and a net loss of $1,097,000 ($(0.11) per share, basic and diluted) for the same periods ended December 31, 2005. At December 31, 2006, the Company had $92,460,000 in shareowners’ equity ($9.44 per share), $61,708,000 in working capital, and a 3.11:1.00 working capital ratio.
At December 31 and June 30, 2006, the aggregate government funded EMS backlog was approximately $33 million and $41 million, respectively. A majority of the December 31, 2006, backlog is expected to be realized over the next 12-15 months. In addition, Sparton has been awarded a contract for the manufacture of sonobuoys for the United States Navy. The contract is valued at approximately $13.8 Million. This contract will be for the production the Company’s AN/SSQ-53F sonobuoy, which will occur in Sparton’s DeLeon Springs, Florida facility. The new contract for $13.8 million is not included in the above backlog of $33 million. An additional governmental contract is anticipated to be awarded in February or March 2007.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month and Six-Month Periods ended December 31, 2006 and 2005

	Three-Month Periods Ended		Six-Month Periods Ended
	December 31		December 31
	2006	2005	2006	2005
Net sales	$53,056,457	$37,693,154	$101,373,228	$74,999,272
Costs of goods sold	49,587,268	33,852,764	97,163,273	69,578,214

Gross profit	3,469,189	3,840,390	4,209,955	5,421,058

Selling and administrative expenses	4,393,064	3,749,626	8,714,296	7,763,897
Other operating (income) expense — net	(92,543)	93,435	(165,217)	75,393

	4,300,521	3,843,061	8,549,079	7,839,290

Operating loss	(831,332)	(2,671)	(4,339,124)	(2,418,232)

Other income (expense):
Interest and investment income (loss)	(79,904)	263,379	71,027	527,827
Interest expense	(290,723)	—	(587,722)	—
Equity loss in investment	(19,000)	(18,000)	(7,000)	(1,000)
Other — net	(278,622)	54,097	(259,905)	277,264

	(668,249)	299,476	(783,600)	804,091

Income (loss) before income taxes	(1,499,581)	296,805	(5,122,724)	(1,614,141)
Provision (credit) for income taxes	(122,000)	95,000	(1,281,000)	(517,000)

Net Income (loss)	$(1,377,581)	$201,805	$(3,841,724)	$(1,097,141)

Basic and diluted earnings (loss) per share	$(0.14)	$0.02	$(0.39)	$(0.11)

Notes:
1.	Financial information was taken from the Company’s internal records and is unaudited.

2.	For the three-month and six month periods, weighted average shares outstanding were 9,834,019 and 9,842,970 and 9,878,860 and 9,785,226 in 2006 and 2005, respectively. Weighted average shares outstanding include the additional shares to be issued with respect to the 5% common stock dividend declared in October 2006. Differences in the basic and diluted weighted average number of shares outstanding for purposes of computing the diluted earnings per share for the three months ended December 31, 2005 were due to the inclusion of the dilutive effect of stock options. The difference in the calculation of basic and diluted earnings per share was not material. The effect of stock options was not included in the three months ended December 31, 2006 and the six months ended December 31, 2006 and 2005 calculations as such would have been anti-dilutive to each period’s net losses.

3.	All share and per share information have been adjusted to reflect the impact of the 5% stock dividend declared in October 2006.
This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “should”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-Q for the quarter ended December 31, 2006, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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